Exhibit 99.1

ENERTOPIA CORPORATION RETAINS RENMARK FINANCIAL COMMUNICATIONS INC.

Kelowna, British Columbia--(Newsfile Corp. - May 2, 2025) - Enertopia Corporation (OTCQB: ENRT) and (CSE: ENRT) Enertopia or the Company is pleased to announce that it has retained the services of Renmark Financial Communications Inc. to handle its investor relations activities.

"We are pleased to announce that we have selected Renmark to reinforce Enertopia Corporation's profile in the financial community and enhance the visibility of our company. We choose Renmark because its standards and methodologies fit best with the message, we wish to communicate to the investing public," noted Robert McAllister, President, CEO, and Director.

In consideration of the services to be provided, the monthly fees incurred by Enertopia Corp. will be a cash consideration of up to $9,000 CAD, starting May 1st, 2025, for a period of 7 months ending on November 30th, 2025, and monthly thereafter.

Renmark Financial Communications does not have any interest, directly or indirectly, in by Enertopia Corp. or its securities, or any right or intent to acquire such an interest.

About Renmark Financial Communications Inc.
Founded in 1999, Renmark is a leading privately held full-service investor relations firm, located in Atlanta, New York, Toronto and Montreal.  For the past 25 years, Renmark has provided services in investor relations, media relations and web development representing small, medium and large cap public companies listed on all major North American exchanges.  On a daily basis our team of professionals enhance our client's visibility within the retail market space as corporate communicators.  With the largest roadshow footprint in North America, and a state-of-the-art media studio, we host a multitude of live streaming Virtual Non-Deal Roadshows across North America and Europe.

About Enertopia Corp.

Enertopia Corp. defines itself as an Energy Solutions Company focused on modern technology through a combination of our intellectual property patents in green technologies to build shareholder value.

For further information, please contact:

Enertopia Corporation
Robert McAllister, CEO

Tel: 1-888-ENRT201

www.enertopia.com

Renmark Financial Communications Inc.

Preston Conable: pconable@renmarkfinancial.com

Tel: (416) 644-2020 or (212) 812-7680

www.renmarkfinancial.com

Neither the OTC Markets and the CSE Canadian Securities Exchange nor its Regulation Services Provider (as that term is defined, in the policies of the CSE Canadian Securities Exchange) accepts responsibility for the adequacy or accuracy of this release.